Exhibit 10.1

Corporate Headquarters
52 Sunrise Park Rd
New Hampton, NY 10958
(845) 326-5600  •  Fax (845) 326-5734

October 3, 2017

Terry Coelho
Charlotte, North Carolina

Dear Terry:

I am pleased to make the following offer to you for the position of Chief Financial Officer with Balchem Corporation (“Balchem” or the “Company”) a compensation package as described below:

Annual base salary:	$ 375,000

Date of Hire:	October 23, 2017 (Estimated)

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Incentive Compensation:  As a key employee, you will also be eligible to participate in the Balchem Corporation Incentive Compensation Program (ICP).  Incentive goals, based on mutually agreed upon objectives, will be designed annually allowing you to earn up to 45% of your base salary.  In 2017, you will be eligible for a pro-rated payout based upon your actual start date.

•	Signing Bonus: On your date of hire, you will receive 3,000 Restricted Shares of Balchem stock* as well as a one-time cash bonus payment of $50,000, payable with your first paycheck with the Company.

*All 3,000 Restricted Shares “cliff vest” at four (4) years from the date of the grant.

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Long-Term Incentive Plan (LTIP):  You will also be eligible to participate in Balchem’s Long Term Incentive Program (“LTI”), which provides for incentive compensation in the form of equity of Balchem, based upon achieving certain performance objectives defined annually, and similarly based upon the authorization of the Balchem’s Board of Directors or an authorized committee thereof.  Under the LTI, you may earn a Target Award of up to 100% of your Base Salary in Balchem stock options and Performance Award Restricted Shares (valued on the grant date) and in certain circumstances of performance, amounts exceeding the Target Award, subject to parameters defined in, and the terms and conditions of, the LTI, a copy of which will be provided to you.

If the Company (or any other successor thereto for which you shall thereupon become employed) shall terminate your employment with the Company (or such successor) for any reason, other than for Cause (as herein defined), less than four (4) years from the actual grant date of the 3,000 Restricted Shares granted to you as part of your signing bonus, the pro-rated portion of these shares will immediately vest upon the actual date of termination.  For the purposes of this agreement, “Cause” as used herein shall mean the following:

Excessive absence or lateness;
Gross insubordination or violation of the Company’s Code of Conduct
Failure to devote your efforts full-time to the Company’s business; or
Any job related action which constitutes a violation of any applicable criminal statute

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401 (k): You will be eligible to participate in the 401(k) plan on the first day of the month following 60 calendar days of employment.  Under the 401(k) plan, employees may contribute up to the 2017 annual IRS limit of $18,000. If you are 50 years of age or older, (or if you will reach age 50 by the end of the year), you may make a catch-up contribution of up to $6,000 in addition to the normal IRS annual limit. The Company matches 100% on the first 6% of your compensation that you contribute to the 401(k) plan.  Additionally, at its discretion, the Board of Directors may vote to make an annual Profit Sharing Contribution.

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Vehicle Allowance:  Balchem will provide you with a $900 per month vehicle allowance.  The allowance will be included in your regular pay process each month.  Additionally, you will be reimbursed for your business mileage at the rate determined by Balchem, which is subject to change.

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Relocation:  As this position will be based at the Company’s New Hampton, NY headquarters, it is expected that you will relocate to the New Hampton area by June, 2018 and the relocation will be supported by the company’s relocation policy.

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Vacation / Time-Off Benefits:  You will be entitled to 160 hours of vacation, prorated during your first year of employment.  Sabbatical days are earned after one year of employment at the rate of one day per quarter.  Other portions of the paid time off plan include holidays and personal time, as described in the Summary of Benefits (a copy of which will be provided to you).

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Group Medical and Dental insurance:   Participation in the group insurance plan is optional and it is a contributory plan.  You will be eligible to participate in the group insurance plan on the first day of the month following 60 calendar days of employment, with dependent coverage and eligibility as applicable.

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COBRA:  Following any continuation/separation agreements with your previous employer, Balchem will reimburse your COBRA premium (you must submit proof of payment and the COBRA notice) for the period prior to your enrollment eligibility for the group insurance plans described above.  The reimbursement will be processed through payroll.

•	Business and Travel Insurance: You will be provided with business travel accident insurance equal to five times annual salary up to a maximum of $500,000.

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Non-contributory life insurance with accidental death and dismemberment: You will be provided with this benefit equal to one times your base salary, whether or not you participate in the group health or dental programs.

•	Additional benefits include: Short Term Disability, EAP, Educational Reimbursement, Contributory Supplemental Life, with detail and eligibility requirements as described in the Summary of Benefits.

In addition to this offer letter we have enclosed a copy of Balchem’s Confidentiality and Non-Competition Agreement, Drug-Free Workplace-Applicants/Employees Policy, and Summary of Benefits for your review.  If acceptable, sign the letter and return to us, along with a signed copy of the Confidentiality and Non-Competition Agreement and the Receipt of Drug-Free Workplace Policy for Applicants/Employees form, both which are requirements of employment with Balchem.  You can return all documents via scan/e-mail to rmccomb@balchem.com, via fax to 845.326.5859, or to the following address:

Balchem Corporation
52 Sunrise Park Road
New Hampton, NY 10958
Attn: Renee’ McComb, Sr. Manager, Corporate Human Resources

Once the signed acceptance agreement is received you can identify a lab at www.labcorp.com to go to for your drug screen.  You just need to bring the attached Collection Authorization Form (labcorp.doc) with you.  Employment is contingent upon successful completion of a reference/background check, psychometric assessment and a negative intoxicant screen.   After all are successfully completed and a start date is determined, you will receive another e-mail directing you to begin the electronic on-boarding process, for which all sections must be completed prior to your first day.

I look forward to your acceptance of this offer and to welcoming you to Balchem.  If you have any questions about this offer, please do not hesitate to call me directly at 845-326-5663.  We are excited to have you on the Team!

Sincerely,

Brent Tignor
VP, Human Resources

Accepted by:	/s/ Terry. Coelho	10/3/2017

	Terry Coelho	Date

Disclaimer:  Nothing in this offer is intended to be, nor should it be, construed as a guarantee that employment or any benefit will be continued for any period of time.  Employment is “at-will;” meaning that you have the right to terminate your employment at any time, with or without cause or notice, and the Company has the same right. Employment is contingent upon a negative drug screen, satisfactory completion of a psychometric assessment, satisfactory findings of any subsequent background or reference investigation and upon execution of the Balchem Corporation Confidentiality and Non-Competition Agreement.